EXHIBIT 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief Financial Officer
Synergetics USA, Inc. Announces Record Revenue in the First Quarter of Fiscal 2006
     O’FALLON, MO, December 12, 2005 — Synergetics USA, Inc. (NASDAQ: SURG) announced revenues and earnings for its first quarter of fiscal 2006 ended October 27, 2005.
     On September 21, 2005, Synergetics, Inc. (“Synergetics Missouri”), a privately held Missouri corporation, merged with Valley Forge Scientific Corp. (“Valley Forge”). Subsequently, Valley Forge changed its name to Synergetics USA, Inc. (the “Company” or “Synergetics”). The reverse merger was accounted for as a purchase business combination with Synergetics Missouri deemed the accounting acquirer and Valley Forge’s assets acquired and liabilities assumed recorded at fair value. The financial results of Valley Forge and the shares issued in the reverse merger have only been included from the day following the date of the consummation of the merger through the end of the quarter.
     Synergetics is pleased to report record sales for the first quarter of fiscal 2006 of $7,147,119. Although this is 43.7 percent greater than sales for the first quarter of fiscal 2005, it includes approximately $756,000 from the net sales of bipolar electrical generators, pain control generators, BiDent™ generators, and disposables sales from Valley Forge from September 22, 2005, the day following the consummation of the merger, to October 27, 2005. Excluding these net sales, net sales from Synergetics Missouri grew 28.4 percent. Synergetics had an operating income of $760,283 for the first quarter of fiscal 2006 as compared to operating income of $641,648 for the first quarter of fiscal 2005. Net income for first quarter of fiscal 2006 was $485,989, or $0.04 per basic and diluted share, as compared to net income of $371,223, or $0.11 per basic and diluted share, for first quarter of fiscal 2005. The decrease is due to the increased share base resulting from the reverse merger with Valley Forge. These shares were counted as outstanding for 36 days during the first quarter of fiscal 2006. Therefore, weighted-average shares outstanding increased from 3,411,364 to 11,825,344.
     “Synergetics’ organic growth of 28.4 percent for the quarter has been excellent. I am pleased that our domestic ophthalmic business continues to see growth and our international growth rate of 59 percent is tremendous,” said Gregg Scheller, chief executive officer and president of Synergetics. “We are pleased to report strong gross profit numbers and growth in gross margin to 68 percent for the quarter. Our organic research and development expenditures increased 23 percent and were primarily directed towards efforts to support future growth in our Photon™ and Omni® product offerings, as we prepare to take the Omni® product international. Synergetics now holds more than 19 patents with an additional 27 patents pending.”
     Mr. Scheller further commented, “The merger of Synergetics and Valley Forge has provided several opportunities that we are currently exploring. We continue to develop our OEM relationships with Codman and Stryker, while building our neurosurgical product line. We anticipate significant growth in our neurosurgical business on the strength of the new Malis® Advantage™ which is expected to be released in the first calendar quarter of 2006, expected growth in U.S. and international market share for our Sonopet OMNI® ultrasonic aspirators, and the royalty income generated from the licensing of the Malis® trademark.”

Net Sales
     The following table presents net sales by medical field (dollars in thousands):

	Quarter Ended October*
	2005	2004	% Increase (Decrease)
Ophthalmic	$5,354	$3,818	40.2%
Neurosurgery — Synergetics	1,037	1,157	(10.4)
Neurosurgery — Valley Forge	756	—	N/M

	$7,147	$4,975	43.7%
*For 2005, this information is for the quarter ended October 27, and for 2004, the quarter ended October 28. This tabular information also reflects the net sales of Valley Forge for the period September 22, 2005 through October 27, 2005.
N/M — Not meaningful.
     Ophthalmic sales growth was led by continued growth in sales of Synergetics’ PHOTONTM xenon light source and related disposables. The increase in neurosurgery sales was primarily the result of approximately $756,000 in sales contributed from the Valley Forge merger for the 36 days that Valley Forge’s results were included in the consolidated statement of income. When comparing neurosurgery net sales of Synergetics Missouri during the first fiscal quarter of 2006 to the first fiscal quarter of 2005, 2006 sales are 10.4 percent less than 2005 sales, primarily attributable to an exceptional first quarter in fiscal 2005 for Synergetics’ Omni® ultrasonic aspirators and related disposables. We expect that PHOTONTM and Omni® sales will have a positive impact on net sales for the remainder of fiscal 2006. In addition, we anticipate that the positive effects of the Malis® AdvantageTM will begin to be reflected in operations in the third fiscal quarter of 2006.
     The following table presents national and international net sales (dollars in thousands):

	Quarter Ended October*
	2005	2004	% Increase
United States — Synergetics	$4,851	$4,007	21.1%
United States — Valley Forge	756	—	N/M
International (including Canada)	1,540	968	59.1%

	$7,147	$4,975	43.7%
* For 2005, this information is for the quarter ended October 27, and for 2004, the quarter ended October 28. This tabular information also reflects the net sales of Valley Forge for the period September 22, 2005 through October 27, 2005.
N/M — Not meaningful.
     Net sales growth in the United States was primarily the result of approximately $756,000 in sales contributed from the Valley Forge merger for the 36 days that Valley Forge’s results were included in the consolidated statement of income and by sales of Synergetics’ PHOTONTM xenon light source products. International net sales growth was led by net sales of our PHOTONTM and our disposable products.

Gross Profit
     Gross profit as a percentage of net sales was 67.7 percent in the first quarter of fiscal 2006 compared to 65.9 percent for the same period in fiscal 2005. The increase in gross profit as a percentage of net sales from the first quarter of fiscal 2005 to the first quarter of fiscal 2006 was attributable primarily to a larger percentage of sales generated by ophthalmic disposables which have a higher gross profit margin, offset partially by the inclusion of Valley Forge sales of $756,000 at lower gross profit margins of 44.2 percent.
Operating Expenses
     Research and development (“R&D”) as a percentage of net sales was 3.9 percent and 3.5 percent for the first quarter of fiscal 2006 and 2005, respectively. R&D costs increased to $277,261 in the first quarter of fiscal 2006 from $175,610 in the same period in fiscal 2005, reflecting increased spending on active projects focused on areas of strategic significance. Synergetics’ pipeline included over 98 active projects in various stages of completion as of October 27, 2005. The Company has strategically targeted R&D spending as a percentage of net sales to be consistent with what management believes to be an average range for the industry. The Company expects over the next few years to invest in R&D at a rate ranging from 4.0 percent to 6.0 percent of net sales.
     Selling, general and administrative expenses (“SG&A”) increased by $1,339,621 during the first quarter of fiscal 2006 and as a percentage of net sales was 53.2 percent for the first quarter of fiscal 2006, compared to 49.5 percent for the first quarter of fiscal 2005. Selling expenses, which consist of salaries and commissions, the largest component of SG&A, increased approximately $366,000 to $1.9 million, or 26.4 percent of net sales, for the first quarter of fiscal 2006, compared to $1.5 million, or 30.6 percent of net sales, for the first quarter of fiscal 2005. In addition, general legal fees increased by $324,000 and we recorded compensation expense associated with the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” of $99,000. The increase was also impacted by approximately $256,000 of SG&A for the 36 days that Valley Forge’s results were included in the consolidated statement of income. General and administrative headcount increased approximately 37.5 percent which resulted in an increase in other costs of approximately $295,000 in the first quarter of fiscal 2006, as compared to the first quarter of fiscal 2005. The Company expects to realize synergies from the Valley Forge/Synergetics merger over the next 24 months, which may initially be offset by ongoing expenses related to the integration of the two companies.
Other Expense
     Other expenses for the first quarter of fiscal 2006 decreased 47.9 percent to $23,935 from $45,914 for the first quarter of fiscal 2005. The decrease was due primarily to decreased interest expense as the cash from Valley Forge was utilized to pay down the working capital line of credit.
Operating Income, Income Taxes and Net Income
     Operating income for the first quarter of fiscal 2006 increased 18.5 percent to $760,283 from $641,648 in the comparable 2005 fiscal period. The increase in operating income was primarily the result of approximately $105,000 in operating income contributed from the Valley Forge merger for the 36 days its results were included in the consolidated statement of operations.
     Synergetics’ effective tax rate was 34.0 percent for the first fiscal quarter of 2006 as compared to 37.7 percent for the first fiscal quarter of 2005. The decrease was due primarily to research and experimentation credit expectations for the fiscal year ending July 31, 2006.

     Net income increased to $485,989 from $371,223 for the first quarter of fiscal 2006, as compared to the same 2005 period. The growth in net income was primarily the results of approximately $68,000 in net income contributed from the Valley Forge merger for the 36 days its results were included in the consolidated statement of income. In addition, other expense decreased approximately $22,000 and income tax expense decreased due to the effective tax rate decrease. Basic and diluted earnings per share for the first quarter of fiscal 2006 decreased to $0.04 from $0.11 for the first quarter of fiscal 2005. The decrease in earnings per share was the result of issuing 15,960,648 shares in the merger of Synergetics and Valley Forge. These shares were counted as outstanding for 36 days during the first quarter of fiscal 2006. Therefore, weighted-average shares outstanding increased from 3,411,364 to 11,825,344.
About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, manufacture and marketing of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Financial Highlights

	For the First Fiscal Quarter Ended
	October 27, 2005*	October 28, 2004
Net Sales	$7,147,119	$4,974,607
Gross Profit	4,839,323	3,279,416

Selling, general and administrative expenses	3,801,779	2,462,158
Research and development expenses	277,261	175,610

Operating income	760,283	641,648
Other income (expense)	(23,935)	(45,914)
Provision for income taxes	250,359	224,511

Net income	$485,989	$371,223

*	The financial results of Valley Forge and the shares issued in the reverse merger have only been included from the day following the date of the consummation of the merger through the end of the quarter.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Synergetics to successfully execute its business strategy; the extent and timing of market acceptance of new products or product indications; the ability of Synergetics to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Synergetics to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to Synergetics’ properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in Synergetics’ filings with the SEC. Synergetics undertakes no obligation to update these forward-looking statements.